CONFIDENTIAL Exhibit 10.3

April 17, 2024

Diane Nguyen
[*****]

Dear Diane,

I’m pleased to share with you the following changes with respect to your employment with D-Wave Commercial Inc. (the “Company”):

1)An increase in your Base Salary to $330,000 US per year, effective April 1, 2024, which Base Salary may be increased, from time to time, as approved by the Compensation Committee of the Board of Directors of D-Wave Quantum Inc. (“D-Wave”). For all purposes under your employment agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time;
2)On March 27, 2024, the Board approved the following equity grants under the 2022 Equity Incentive Plan of D-Wave:
a)As part of our annual equity refresh program, an award of 80,000 restricted stock units (“RSUs”);
b)In consideration of your promotion to General Counsel effective on May 1, 2023, a promotional award of 100,000 RSUs; and
c)In consideration of your promotion to General Counsel effective on May 1, 2023, a promotional award of 100,000 stock options.
Details of the equity awards listed above will be set out in each applicable award agreement (collectively, the “Award Agreements”), and will be subject to you acknowledging the Award Agreements.
All other terms of your employment will remain as set out in your employment agreement with the Company.

Diane, thank you for your continued commitment to our team.

Sincerely,

/s/ Alan Baratz

Alan Baratz
CEO

ACCEPTED BY:

/s/ Diane Nguyen______
Diane Nguyen
Date: April 17, 2024
D-Wave Quantum Inc. | dwavesys.com
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